Exhibit 10.2

THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER

THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this “Amendment”), dated as of April 29, 2011, is made by and between BROTMAN MEDICAL CENTER, INC., a California corporation, as borrower (“Borrower”) and GEMINO HEALTHCARE FINANCE, LLC, a Delaware limited liability company, as lender (“Lender”).

BACKGROUND STATEMENT

A.                                   Borrower and Lender are parties to a Credit Agreement, dated as of April 14, 2009 (as amended by that certain First Amendment to Credit Agreement and Waiver, dated as of December 11, 2009, and that certain Second Amendment to Credit Agreement, dated as of February 17, 2010, and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B.                                     Borrower has requested that Lender (i) waive a certain Event of Default pursuant to Section 8.01(b) of the Credit Agreement and (ii) agree to make certain revisions to the Credit Agreement. Lender has agreed to make the following amendments to the Credit Agreement and provide the following waiver, subject to the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

The parties hereto, in consideration of the mutual covenants and agreements set forth herein, agree as follows:

ARTICLE I

AMENDMENTS

1.1                                 Amendment to Section 6.06(b). The Credit Agreement is hereby amended by deleting Section 6.06(b) in its entirety and replacing it with the following:

“(b)                           Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio measured quarterly at the end of each fiscal quarter of not less than 1.0:1.0 for the fiscal quarter ending March 31, 2011 and each fiscal quarter thereafter.

The Fixed Charge Coverage Ratio shall be calculated on a rolling four quarter basis ending with the quarter being measured, provided, however, that for the fiscal quarters ending March 31, 2011, June 30, 2011, and September 30, 2011, the Fixed Charge Coverage Ratio shall be calculated on a cumulative annualized basis.  The reporting and calculation of the Fixed Charge Coverage Ratio shall commence for the fiscal quarter ending March 31, 2011.”

1.2                                 Amendment to Definition of “Fixed Charge Coverage Ratio”.  The definition of “Fixed Charge Coverage Ratio” in Annex I of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDAC, less any revenue and expenses (not including legal fees) incurred due to AB 1383, to (b) the sum of (i) the current portion of any long-term Indebtedness (provided, that any indebtedness under the JHA Loans shall not be considered “current” so long as (A) the Borrower is in full compliance with the terms of the JHA Loans, (B) the Borrower has not received any notices of default or similar notices by JHA or its assignees, (C) JHA or its assigns have not terminated the JHA Loans or exercised any remedies against the Borrower, and (D) JHA or its assigns have not exercised, or provided notice of their exercise, of any put right, including, without limitation, the Put Right as defined in the JHA Loan Documents)(further provided, that any portion of the indebtedness related to the AB 1383 liability shall not be considered “current” to the extent there exists at all times a written, enforceable commitment from Shareholders to immediately fund such liability to the Borrower when it is either paid by the Borrower or withheld from Borrower’s Medi-Cal remittances), plus (ii) the current portion of lease payments under capitalized leases, plus (iii) cash interest paid, plus (iv) income taxes paid, plus (v) Unfunded Capital Expenditures, plus (vi) any Distributions paid in cash, plus (vii) any consulting fees (including without limitation the Prospect Consulting Fee) paid, plus (viii) current portion of any amount due to CMS under any extended repayment plan in connection with any CMS Claim, in accordance with generally accepted accounting principles consistently applied, calculated on a rolling four quarter basis ending with the quarter being measured, provided, however, that for the fiscal quarters ending March 31, 2011, June 30, 2011, and September 30, 2011, the Fixed Charge Coverage Ratio shall be calculated on a cumulative annualized basis, though the cash payments of (a)(ii) and (b)(ix) above shall not be annualized.”

1.3                                 New Definition of “Unfunded Capital Expenditure”.  The following new definition of Unfunded Capital Expenditure shall be added to Annex I:

“Unfunded Capital Expenditure” means expenditures by Borrowers for the acquisition of capital equipment, improvements or other capital assets that are not funded by the incurrence of any Indebtedness or cash received from Borrower’s $3.75MM Rights Offering in November of 2010.”

ARTICLE II

WAIVER

2.1                                 Financial Covenants.                                Lender hereby waives the Event of Default pursuant to Section 8.01(b) of the Credit Agreement resulting from Borrower’s failure to comply with Section 6.06(b) of the Credit Agreement with respect to the testing period ending December 31, 2010.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants as follows:

3.1                                 Representations and Warranties. After giving effect to this Amendment, each of the representations and warranties of Borrower contained in the Credit Agreement and in the other Loan Documents is true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date).

3.2                                 No Default. After giving effect to this Amendment, no Event of Default or Unmatured Event of Default has occurred and is continuing.

3.3                                 Enforceability. This Amendment has been duly executed and delivered by Borrower and constitutes Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited (a) by general principles of equity and conflicts of laws or (b) by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement of Lender’s rights.

3.4                                 No Conflicts. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by Borrower of this Amendment.

3.5                                 Obligations. The execution and delivery of this Amendment does not diminish or reduce Borrower’s obligations under the Loan Documents, except as modified by this Amendment.

3.6                                 No Claims. Borrower has no claims, counterclaims, offsets or defenses to the Loan Documents or the performance of its obligations thereunder, or if Borrower has any such claims, counterclaims, offsets, or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of Lender’s execution and delivery of this Amendment.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

The effectiveness of the amendments to the Credit Agreement and of the waiver set forth in this Amendment is subject to the satisfaction of the following conditions:

4.1                                 Executed Amendment and Other Documents. This Amendment and any other documents required by Lender in its sole discretion shall have been duly executed and delivered by Borrower in form and substance satisfactory to Lender in its sole discretion.

4.2                                 Fees.  Prior to closing of this Amendment, Borrower shall have paid to Lender (i) all Expenses (including without limitation the reasonable fees and expenses of counsel to Lender) associated with this Amendment and (ii) Seventeen Thousand Five Hundred Dollars ($17,500) to Lender as a waiver and amendment fee.

4.3                                 No Material Adverse Change. No Material Adverse Effect has occurred and is continuing, and no Borrower knows of any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

MISCELLANEOUS

5.1                                 Effect of Amendment. From and after the Effective Date (as defined below), all references to the Credit Agreement set forth in any other Loan Document or other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement or of any other Loan Document except as expressly set forth herein. Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

5.2                                 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of law provisions thereof).

5.3                                 Expenses. Borrower agrees to pay upon demand all out-of-pocket costs and expenses of Lender (including, without limitation, the reasonable fees and expenses of counsel to Lender) in connection with the preparation, negotiation, execution and delivery of this Amendment.

5.4                                 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

5.5                                 Successors and Assigns.  This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

5.6                                 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

5.7                                 Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Amendment shall become effective upon the execution and delivery of a counterpart hereof by Borrower and Lender and the satisfaction of the conditions set forth in Article III hereof (such date, the “Effective Date”).  Signatures of the parties to this Amendment transmitted by facsimile or via other electronic format shall be deemed to be their original signatures for all purposes.

[Signatures on following page.]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

BORROWER:

Address for notices to Borrower:	BROTMAN MEDICAL CENTER, INC.

Brotman Medical Center, Inc.
3828 Delmas Terrace
Culver City, CA 90231
Attn: Von Crockett, Chief Executive Officer	By:	/s/ Von Crockett
Fax: (310) 202-4125	Name:	Von Crockett
	Title:	Chief Executive Officer

LENDER:

Address for notices to Lender:	GEMINO HEALTHCARE FINANCE, LLC

Gemino Healthcare Finance, LLC
1 International Plaza, Suite 220	By:	/s/ Stacy L. Allen
Philadelphia, PA 19113	Name:	Stacy L. Allen
Attn: Miriam Gallagher	Title:	Vice President
Fax: (610) 870-5401

With a copy to (which shall not constitute notice):

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville City Center
Nashville, TN 37219
Attn: Robert L. Harris
Fax: (615) 244-6804